Exhibit 16.1

White Plains Office 723 N. Broadway White Plains, NY 10603 Tel: 914.428.5560 Fax: 914.428.6576

Port Washington, NY Highlands Park, NJ New York, NY

November 13, 2007

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Exhibit 16.1

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K for Ketner Global Investments, Inc. dated November 13, 2007 regarding the recent change of auditors.

We agree with the statements made regarding our firm. We are required however, to note that our firm has not performed the review services as required by the Commission's rules for the 10Q-SB filing made for the quarters ended March 31, June 30 and September 30, 2007. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely yours,

By:	/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP